EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Fiscal 2008 Third Quarter Results
Company Raises Guidance for Ammonia Fertilizer Facility

LOS ANGELES (August 11, 2008) – Rentech, Inc. (AMEX:RTK) announced today results for its fiscal 2008 third quarter ended June 30, 2008.

Rentech reported revenue of $60.4 million for the third quarter of fiscal 2008, compared to $50.4 million for the comparative quarter in fiscal 2007. Rentech reported a net loss applicable to common shareholders of $7.8 million or ($0.05) per share for the quarter ended June 30, 2008, compared to a net loss applicable to common shareholders of $6.9 million or ($0.04) per share for the quarter ended June 30, 2007. The increase in revenue during the quarter was the result of strong demand and pricing for nitrogen fertilizer products produced at the Company’s wholly-owned subsidiary, Rentech Energy Midwest Corporation (“REMC”).

The Company is raising its guidance for fiscal year 2008 EBITDA at REMC to $50 million or greater from its previous projection of over $40 million. In addition, the Company is projecting fiscal year 2009 EBITDA at REMC to exceed fiscal 2008 levels.

Selling, general and administrative (“SG&A”) expenses were $8.3 million for the fiscal quarter ended June 30, 2008, compared to $8.2 million for the comparable period in fiscal 2007. The change in SG&A expenses was primarily due to costs associated with increased personnel and consulting and professional fees. Research and development (“R&D”) expenses for the fiscal quarter ended June 30, 2008 were $15.8 million as compared to $7.8 million for the comparable period in fiscal 2007. Much of the R&D increase was attributable to expenses incurred for the design of, procurement of equipment for and construction of the Company’s Product Demonstration Unit (“PDU”), a fully integrated synthetic fuels plant in Commerce City, Colorado. Construction of the PDU was completed in the quarter and these expenses are not expected to be incurred going forward. Also included in the increase for the current period R&D expenses were costs incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization and product upgrading.

For the nine months ended June 30, 2008, Rentech reported revenue of $136.4 million compared to $102.7 million for the comparative period in fiscal 2007. Rentech recorded a net loss applicable to common stockholders of $54.0 million or ($0.33) per share for the nine months ended June 30, 2008, compared to a net loss applicable to common stockholders of $32.8 million or ($0.22) per share for the comparative period in fiscal 2007.

SG&A expenses were $26.1 million for the nine months ended June 30, 2008, compared to $21.8 million for the comparable period in fiscal 2007. R&D expenses for the nine months ended June 30, 2008 were $53.9 million as compared to $27.2 million for the comparable period in fiscal 2007, primarily due to expenses related to the PDU. Operating expenses for the fiscal year 2008 included an impairment charge of $9.3 million or ($0.06) per share impact arising from the winding down of the REMC conversion project.

Commenting on the financial results for the third quarter of fiscal 2008, D. Hunt Ramsbottom, President and CEO of Rentech stated, “We are pleased with the continued robust performance at REMC, which has exceeded our expectations. In fiscal 2009 we expect increased EBITDA performance at REMC and reductions in spending now that construction of our Product Demonstration Unit is complete. We also expect corporate overhead reductions as a result of our company-wide cost review program.”

Rentech recently announced that the Company successfully produced synthetic fuels at its PDU in Colorado. Rentech’s facility is the only synthetic fuels facility in the United States today producing transportation fuels. The PDU is designed to produce approximately 420 gallons per day of synthetic jet and diesel fuels, specialty waxes and chemicals.

The Company will hold a conference call today, August 11, at 10:00 a.m. PDT, during which time Rentech's senior management will review the Company's financial results for these periods and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 877-381-6502 or 706-679-9998. An audio webcast of the call will be available at www.rentechinc.com within the News and Events portion of the site under the Webcasts and Presentations section. A replay will be available by audio webcast and teleconference from 1:00 p.m. PDT on August 11 through 1:00 p.m. PDT on August 18. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21389440.

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Total Revenues	$60,374	$50,399	$136,368	$102,733

Cost of Sales	42,807	41,168	100,605	88,936

Gross Profit	17,567	9,231	35,763	13,797

Operating Expenses	24,544	16,172	88,647	49,517

Operating Loss	(6,977)	(6,941)	(52,884)	(35,720)

Total Other Expenses	(811)	(48)	(1,153)	(85)

Net Loss from Continuing Operations before Income Taxes	(7,788)	(6,989)	(54,037)	(35,805)

Income tax expense	(6)	—	(6)	—

Net Loss from Continuing Operations	(7,794)	(6,989)	(54,043)	(35,805)

Net income from discontinued operations	—	—	—	225
Gain on sale of discontinued operations	22	91	61	2,812
	22	91	61	3,037

Net Loss Applicable to Common Stockholders	$(7,772)	$(6,898)	$(53,982)	$(32,768)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.047)	$(0.044)	$(0.327)	$(0.243)
Discontinued operations	0.000	0.000	0.000	0.020
Basic and Diluted Loss per Common Share	$(0.047)	$(0.044)	$(0.327)	$(0.223)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	165,842	157,470	165,233	147,259

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Rentech Process is a patented and proprietary technology that converts synthesis gas from biomass and fossil resources into hydrocarbons that can be processed and upgraded into ultra-clean synthetic fuels, specialty waxes and chemicals. These energy resources include natural gas, biomass, municipal solid waste, petroleum coke and coal. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is a presentation of “earnings before interest, taxes, depreciation and amortization.” Management believes that Non-GAAP EBITDA is a useful measure of financial performance that can help investors more meaningfully evaluate our liquidity position by the elimination of non-cash related items such as depreciation and amortization. We believe that our investor base regularly uses EBITDA as a measure of the liquidity of our business. Our management uses EBITDA from the Company’s fertilizer production facility, Rentech Energy Midwest Corporation (REMC), as a supplement to cash flow from operations as a way to assess the cash generated from our principal operating asset available for working capital and funding our commercialization efforts. However, we recommend that investors carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our quarterly earnings releases, and compare GAAP financial information with the non-GAAP financial results disclosed in our quarterly earnings releases and investor calls. The principal adjustment to derive projected EBITDA from segment operating income for REMC determined under GAAP is depreciation and amortization which is presently estimated to be $7.5 million for the 2008 fiscal year.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations about continued strong demand and pricing for REMC’s products, projected EBITDA performance at REMC and reductions in overhead. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed construction of synthetic fuels plants, whether Rentech’s proposed product demonstration unit will operate successfully and other risks, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of August 11, 2008, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799